Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2004 relating to the financial statements and financial statement schedules of Nexstar Broadcasting Group, Inc., which appears in Nexstar Broadcasting Group’s Annual Report on Form 10-K for the year ended December 31, 2003.

/S/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts July 1, 2004